                                                                      Exhibit 21


                                  SUBSIDIARIES


Seamless Skyy-Fi, Inc., a Nevada corporation

Seamless Peer 2 Peer, Inc., a Nevada corporation

Seamless Internet, Inc., a Nevada corporation